EXHIBIT 10.1

AMENDED AND RESTATED ADVISORY AGREEMENT
ASHFORD HOSPITALITY TRUST, INC.
THIS AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”), is dated and effective as of June 10, 2015 (the “Effective Date”), by and between ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (“Ashford Trust” or the “Company”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), ASHFORD TRS CORPORATION, a Delaware corporation, ASHFORD INC., a Delaware corporation (“Ashford Inc.”), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company (“Ashford LLC” and, together with Ashford Inc., the “Advisor”), which is the operating company of Ashford Inc.
WHEREAS, Ashford Trust, through its interest in the Operating Partnership, is in the business of investing in the hospitality industry including, the acquiring, developing, owning, asset managing and disposing of hotels (for purposes hereof, unless the context otherwise requires, the term “Company” shall collectively include Ashford Trust and the Operating Partnership);
WHEREAS, Ashford Trust, the Operating Partnership and Ashford LLC entered into an Advisory Agreement dated and effective on November 12, 2014 (the “Original Advisory Agreement”), pursuant to which the Advisor agreed to perform certain advisory services identified in such agreement, on behalf of, and subject to the supervision of, the board of directors of Ashford Trust (the “Board of Directors”), in exchange for the compensation set forth therein;
WHEREAS, the board of directors of each of Ashford Inc. and the Company desires to modify certain provisions of the Original Advisory Agreement;
WHEREAS, the Company desires to continue to avail itself of the experience, brand relationships, lender and capital provider sources and relationships, asset management expertise, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor continue to provide the services hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors, all as provided herein; and
WHEREAS, the Advisor is willing to continue to provide such services to the Company on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.APPOINTMENT OF ADVISOR. The Company acknowledges the appointment of the Advisor as the exclusive advisor of the Company pursuant to the terms of the Original Advisory Agreement and acknowledges the continued role of the Advisor as the exclusive advisor of the Company, to provide the management and real estate services specified herein on the terms and conditions set forth in this Agreement, and the Advisor hereby acknowledges and accepts such continued appointment.
2.DUTIES OF ADVISOR.
2.1    Specific Duties. Subject to the supervision of the Board of Directors, the Advisor will be responsible for the day-to-day operations of the Company (and all subsidiaries and joint ventures of the Company) and shall perform (or cause to be performed) all services relating to the acquisition and disposition of hotels, asset management, financing and operations of the Company as may be reasonably required, which shall include the following related to the Company’s hotel assets:
(a)    source, investigate and evaluate acquisitions and dispositions consistent with the Company’s Investment Guidelines (as defined in Section 9.2(a) below) and make recommendations to the Board of Directors;
(b)    engage and supervise, on the Company’s behalf and at the Company’s expense, third parties to provide development management, property management, project management, design and construction services, investment banking services, financial services, property disposition brokerage services, independent accounting and auditing services and tax reviews and advice, transfer agent and registrar services, feasibility studies, appraisals, engineering studies, environmental property inspections and due diligence services, underwriting review services, consulting services and all other services reasonably necessary for Advisor to perform its duties hereunder;
(c)    negotiate, on the Company’s behalf, any acquisitions, dispositions, financings, restructurings or other transactions with sellers, purchasers, lenders, brokers, agents and other applicable representatives;
(d)    coordinate and manage joint ventures with the Company, including monitoring and enforcing compliance with applicable joint venture or partnership governing documents;
(e)    negotiate, on behalf of the Company, terms of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof including, without limitation, the negotiation and approval of annual operating and capital budgets thereunder;
(f)    on behalf of the Company, enforce, monitor and manage compliance of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof;

(g)    negotiate, on behalf of the Company, terms of loan documents for the Company’s financings;
(h)    enforce, monitor and manage compliance of loan documents to which the Company is a party, in each case, on behalf of the Company;
(i)    administer bookkeeping and accounting functions as are required for the management and operation of the Company, contract for audits and prepare or cause to be prepared such periodic reports and filings as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, and otherwise advise and assist the Company with its compliance with applicable legal and regulatory requirements, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Code and any regulations or rulings thereunder, the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;
(j)    advise and assist in the preparation and filing of all offering documents, registration statements, prospectuses, proxies, and other forms or documents filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, or any state securities regulators (it being understood that the Company shall be responsible for the content of any and all of its offering documents, SEC filings or state regulatory filings, including, without limitation, those filings referred to in subparagraph 2(i) above, and Advisor shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents, SEC filings, state regulatory filings or other filings referred to in subparagraphs 2(i) and (j), whether or not material, and the Company shall promptly indemnify Advisor for such costs and liabilities);
(k)    retain counsel, consultants and other third party professionals on behalf of the Company, coordinate, supervise and manage all consultants, third party professionals and counsel, and investigate, evaluate, negotiate and oversee the processing of claims by or against the Company;
(l)    advise and assist with the Company’s risk management and oversight function;
(m)    provide office space, office equipment and personnel necessary for the performance of services;
(n)    perform or supervise the performance of such administrative functions reasonably necessary for the establishment of bank accounts, related controls, collection of revenues and the payment of Company debts and obligations;
(o)    communicate with the Company’s investors and analysts as required to satisfy reporting or other requirements of any governing body or exchange on which the Company’s securities are traded and to maintain effective relations with such investors;
(p)    advise and assist the Company with respect to the Company’s public relations, preparation of marketing materials, website and investor relation services;

(q)    counsel the Company regarding qualifying, and maintaining Ashford Trust’s qualification as a REIT;
(r)    assist the Company in complying with all regulatory requirements applicable to the Company (subject to the Company providing appropriate, necessary and timely funding of capital);
(s)    counsel the Company in connection with policy decisions to be made by the Board of Directors;
(t)    furnish reports and statistical and economic research to the Company regarding the Company’s activities, investments, financing and capital market activities and services performed for the Company by the Advisor;
(u)    asset manage (subject to Section 2.5) and monitor the operating performance of the Company’s real estate investments, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and provide periodic reports with respect to the Company’s investments to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
(v)    maintain cash in U.S. Treasuries or bank accounts (with the understanding that Advisor’s duties shall not include providing or assisting in proactive investment management strategies or investment in securities other than U.S. Treasuries), and make payment of fees, costs and expenses, or the payment of distributions to stockholders of the Company;
(w)    advise the Company as to its capital structure and capital raising;
(x)    take all actions reasonably necessary to enable the Company to comply with and abide by all applicable laws and regulations in all material respects subject to the Company providing appropriate, necessary and timely funding of capital;
(y)    provide the Company with an internal audit staff with the ability to satisfy any applicable regulatory requirements, including, requirements of the New York Stock Exchange and the SEC, and any additional duties that are determined reasonably necessary or appropriate by the Company’s audit committee; and
(z)    take such other actions and render such other services as may reasonably be requested by the Company consistent with the purpose of this Agreement and the aforementioned services.
2.2    Officers and Other Personnel. The Advisor shall make available sufficient experienced and appropriate personnel to perform the services and functions specified including, without limitation, the positions of the chief executive officer, president, chief operating officer, chief financial officer, chief strategy officer, chief accounting officer and executive vice president-asset management (collectively, “Executives”) or such positions as Advisor deems reasonably necessary; provided that if the Board of Directors ever elects to appoint officers of the Company other than those provided by the Advisor, the person appointed as the chief executive officer by the Advisor shall be deemed the “Designated Chief Executive Officer” of the Company and shall have customary responsibilities and authority of a chief executive officer. The Advisor shall not be obligated to dedicate any of its officers or other personnel exclusively to the Company nor is the Advisor, its Affiliates or any of its officers or other employees obligated to dedicate any specific portion of its or their time to the Company or its business, except as necessary to perform the services provided above. The Advisor shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense. The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a “Person”) as the Advisor deems necessary or advisable in connection with the management and operations of the Company.
2.3    Certain Related Party Matters. Any waiver, consent, approval, modification, enforcement matter or election required to be made by the Company under the Mutual Exclusivity Agreement between the Company, Remington Lodging and Hospitality LLC (“Remington”) and Monty J. Bennett, dated as of August 29, 2003, as the same has been amended through the date hereof and may be amended from time to time hereafter, or the Master Management Agreement between the Company and Remington, dated as of August 29, 2003, as the same has been amended through the date hereof or may be amended or supplemented from time to time hereafter, shall be within the exclusive discretion and control of a majority of the Independent Directors (or higher vote thresholds specifically set forth in such agreements) unless specifically delegated to the Advisor by a majority of the Independent Directors. For purposes of this Agreement, “Independent Director” shall mean any director of Ashford Trust who, on the date at issue, is currently serving on the Board of Directors and is “independent” as determined by application of the current rules and regulations of the New York Stock Exchange in effect as of the Effective Date of this Agreement. For purposes of this Agreement, “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question and any officer, director, trustee, key decision-making employee, stockholder or partner of any Person referred to in the preceding clause, except that for purposes of this Agreement, the Company shall not be considered an Affiliate of the Advisor.
2.4    Increase in Scope of Duties. Any increase in the scope of duties or services to be provided by the Advisor must be jointly approved by the Company and the Advisor and will be subject to additional compensation determined in accordance with the provisions of Section 6.4 and the process set forth in Section 9.3 below.
2.5    Asset Management. The Advisor shall be the exclusive asset manager of all assets owned by the Company as of the Effective Date; provided, that, if the independent board members of the Company determine that a proposed acquisition of property would be uneconomic to the Company without additional incentives, the Company shall promptly notify the Advisor of such determination. If the independent board members of the Advisor concur in the determination that such property would be uneconomic to the Company, the Advisor shall promptly notify the Company of such determination. With respect to any property that the independent board members of the Advisor have concurred with the Company in the determination that such property would be uneconomic to the Company, the Company shall have the option of utilizing the Advisor as the asset manager or engaging a third party as the asset manager.
3.AUTHORITY OF ADVISOR. Subject to the express limitations set forth in this Agreement and the continuing authority of the Board of Directors over the management of the Company, the power to direct the management, operation and policies of the Company shall be vested in the Advisor. Notwithstanding the foregoing, all material decisions with respect to annual capital plans, brand conversions, the commencement or settlement of litigation matters, investment decisions, capital market transactions, annual budgets and management and franchise options recommended by the Advisor, including the acquisition, sale, financing and refinancing of assets, shall be subject to the prior authorization of the Board of Directors, except to the extent such authority is expressly delegated by the Board of Directors to the Advisor. Additionally, if the charter or Maryland General Corporation Law requires the prior approval of the Board of Directors, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Directors or duly authorized committees thereof. In such cases where prior approval is required, the Advisor will deliver to the Board of Directors such documents and supporting information as may be reasonably requested by the Board of Directors to evaluate a proposed investment (and any related financing) or other matter requiring the Board of Directors’ authorization.
4.BANK ACCOUNTS. The Advisor may establish and maintain, subject to any applicable conditions or limitations of loan documents applicable to the Company, one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board of Directors may approve, provided that no funds shall be comingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and the independent auditors of the Company.
5.PAYMENT OF EXPENSES. In addition to the compensation paid to the Advisor pursuant to Section 6 hereof, the Company shall pay directly or reimburse the Advisor, on a monthly basis, for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to, tax, legal, accounting, advisory, investment banking and other third party professional fees, Board of Directors’ fees, debt service, taxes, insurance (including errors and omissions insurance and any additional insurance required by Section 8.2), underwriting, brokerage, reporting, registration, listing fees and charges, travel and entertainment expenses, conference sponsorships, transaction diligence and closing costs, dead deal costs, dividends, office space, the cost of all equity awards or compensation plans established by the Company, including the value of awards made by the Company to the employees, officers, Affiliates and representatives of the Advisor, and any other costs which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement and also including any expenses incurred by Advisor to comply with new or revised laws or governmental rules or regulations that impose additional duties on the Company or the Advisor in its capacity as advisor to the Company, including any personnel costs incurred to satisfy such additional duties. In addition, the Company shall pay its pro rata share of the office overhead and administrative expenses of the Advisor incurred in providing its duties pursuant to this Agreement.
The Advisor shall be responsible for all wages, salaries, cash bonus payments and benefits related to all employees of the Advisor providing services to the Company (including any officers of the Company who are also officers of the Advisor), excluding expenses related to (i) the provision of internal audit services as described below and (ii) equity compensation awarded by the Company to employees, officers, Affiliates and representatives of the Advisor pursuant to Section 6.3 below. The Advisor shall also be responsible for reimbursing the Company for all costs associated with Ashford Trust’s chairman emeritus, Archie Bennett, Jr., which reimbursement shall include a $700,000 annual stipend payable to Mr. Archie Bennett as well as the actual cost of all benefits available to him on November 12, 2014 (the “Original Effective Date”) and reimbursement for reasonable expenses incurred by him in connection with his service to Ashford Trust.
The Company shall reimburse the Advisor, on a monthly basis, the Company’s pro-rata portion (as reasonably agreed to between the Advisor and a majority of the Company’s Independent Directors or Ashford Trust’s audit committee, chairman of the audit committee or lead director) of all expenses related to (i) employment of the Advisor’s internal audit managers and other employees of the Advisor who are actively engaged in providing internal audit services to the Company, (ii) the reasonable travel and other out-of-pocket costs of the Advisor relating to the activities of the Advisor’s internal audit employees and the reasonable third party expenses which the Advisor incurs, in each case, in connection with providing internal audit services, and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to Advisor’s non-Executive personnel that are located internationally or that oversee the operations of international assets or related to Advisor’s personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally. Such expenses shall include, but are not limited to, salary, wages, payroll taxes and the cost of employee benefit plans.
6.COMPENSATION.
6.1    Base Fee. The Company shall pay to the Advisor a base fee (the “Base Fee”) payable quarterly in arrears in cash, for services provided by the Advisor in the preceding quarter.
For purposes of this Agreement, the “Base Fee” will be equal to the sum of (i) a per annum Base Fee Percentage of the Total Market Capitalization of the Company plus (ii) the Key Money Asset Management Fee, if any, subject to the payment of a minimum quarterly base fee (“Minimum Base Fee”), if applicable. For purposes of this Agreement, the following terms have the meanings set forth below:
“Base Fee Percentage” shall mean the following per annum percentages, which vary based on the Total Market Capitalization (as adjusted annually for inflation beginning from January 1, 2015) calculation:

For each quarter in which the Total Market Capitalization* is:	Base Fee Percentage will be:
≤$6 billion	0.70%
> $6 billion and ≤ $10 billion	0.70% on amounts up to $6 billion 0.60% on amounts exceeding $6 billion
> $10 billion	0.70% on amounts up to $6 billion 0.60% on amounts exceeding $6 billion, up to $10 billion 0.50% on amounts exceeding $10 billion
______________
* Total Market Capitalization thresholds are subject to an annual inflation adjustment on each January 1 beginning January 1, 2016, based on increases to CPI.
“Key Money Asset Factor,” as used in the definition of Total Market Capitalization below, means 1 minus the quotient resulting from dividing the aggregate gross book value of all Key Money Assets by the aggregate gross book value of all assets of the Company (including Key Money Assets).
“Key Money Asset Management Fee” shall be calculated on a quarterly basis as the aggregate gross asset value of all Key Money Assets multiplied by 0.7%.
“Total Market Capitalization” shall be calculated on a quarterly basis as follows:
(i) the average of the volume-weighted average price per share of Ashford Trust’s common stock for each trading day of the preceding quarter multiplied by the average number of shares of Ashford Trust’s common stock outstanding during such quarter, on a fully-diluted basis (assuming all common units and long term incentive partnership units in the Operating Partnership which have achieved economic parity with common units in the Operating Partnership have been converted to common stock in the Company), plus
(ii) the quarterly average of the aggregate principal amount of the Company’s consolidated indebtedness (including the Company’s proportionate share of debt of any entity that is not consolidated but excluding the Company’s joint venture partners’ proportionate share of consolidated debt), plus
(iii) the quarterly average of the liquidation value of the Company’s outstanding preferred equity, and
(iv) multiplying the sum of (i), (ii) and (iii) above by the Key Money Asset Factor.
The Minimum Base Fee for each quarter beginning January 1, 2016 or thereafter will be equal to the greater of:
(i) 90% of the Base Fee paid for the same quarter in the prior year and

(ii) the G&A Ratio multiplied by the Company’s Total Market Capitalization.
The minimum base fee (on an annual basis) for each quarter beginning prior to January 1, 2016 will be equal to the greater of:
(i) the applicable Base Fee Percentage of the Company’s Total Market Capitalization as of the first day of trading immediately following the Original Effective Date; and
(ii) the G&A Ratio multiplied by the Company’s Total Market Capitalization as of the first day of trading immediately following the Effective Date.
For purposes of this Agreement, the “G&A Ratio” will be calculated as the simple average of the ratios of total general and administrative expenses, less any non-cash expenses but including any dead deal costs, paid in the applicable quarter by each member of a select peer group set forth in Exhibit A (each, a “Peer Group Member” and collectively, the “Peer Group”), divided by the total market capitalization of such Peer Group Member (calculated in the same manner as the Company’s Total Market Capitalization but assuming the Key Money Asset Factor is 1). The G&A Ratio for each Peer Group Member will be calculated based on the financial information presented in such Peer Group Member’s Form 10-Q or 10-K periodic filings with the SEC following the end of each quarter. The Peer Group may be modified from time to time by mutual written agreement of the Advisor and a majority of the Independent Directors, negotiating in good faith.
The Base Fee, as calculated above, shall be payable in arrears no later than the 15th day following the end of each quarter (i.e., one-fourth of the applicable Base Fee Percentage of the Total Market Capitalization of the Company plus one-fourth of the Key Money Asset Management Fee). The Minimum Base Fee shall be calculated as soon as practicable following the end of the quarter, and to the extent the Minimum Base Fee exceeds the Base Fee paid to the Advisor with respect to any quarter, the Company will pay the Advisor the difference between Minimum Base Fee and the Base Fee within 5 business days of final calculation of the Minimum Base Fee.
For purposes of payment of the Base Fee for a partial quarter relating to the first quarter in which this Agreement is effective or for the last quarter in which this Agreement is terminated, the Base Fee shall be calculated as the applicable Base Fee Percentage of the Total Market Capitalization of the Company, calculated using each trading day of such partial quarter prior to termination, plus the applicable Key Money Asset Management Fee, multiplied by the number of days in the applicable quarter in which this Agreement is in effect divided by 365 or 366 days, as applicable. The Minimum Base Fee shall be similarly reduced proportionately based on the number of days in the applicable quarter in which this Agreement is in effect divided by 365 or 366 days, as applicable.
6.2    Incentive Fee. In each year that the Company’s total shareholder return exceeds the average total shareholder return for the Peer Group (the “Incentive Fee Threshold”), the Company shall pay to the Advisor an incentive fee (the “Incentive Fee”), calculated as set forth in the following paragraph. For purposes of determining the Incentive Fee, the Company’s total shareholder return will be calculated using the year-end stock price equal to the closing price of Ashford Trust’s common stock on the last trading day of the year, as compared to the closing stock price of Ashford Trust’s common stock on the last trading day of the prior year, in each case assuming all dividends on the common stock during such period are reinvested into additional shares of Ashford Trust common stock on the day such dividends are paid. The average total shareholder return for each Peer Group Member will be calculated in the same manner and for the same time period, and the average for the Peer Group will be the simple average of the total shareholder return for each Peer Group Member.
If the Company’s total shareholder return exceeds the Incentive Fee Threshold with respect to any calendar year (or stub period), the annual Incentive Fee for such calendar year (or stub period) shall be calculated, for each year (or stub period), as (i) 5% of the amount (expressed as a percentage but in no event greater than 25%) by which the Company’s annual total shareholder return exceeds the Incentive Fee Threshold, multiplied by (ii) the Fully Diluted Equity Value (defined below) of the Company at December 31 of such calendar year (or last day of the stub period, if applicable). The Company’s “Fully Diluted Equity Value” shall be calculated by assuming that all units in the Operating Partnership, including long term incentive partnership units of the Operating Partnership that have achieved economic parity with the common units of the Operating Partnership, if any, are converted into common stock and that the per share value of each share of Company common stock is equal to the closing price of the Company’s common stock on the last trading day of the year.
If this Agreement is terminated on a day other than the last trading day of a calendar year, then the Company’s total shareholder return, the Incentive Fee Threshold and the total shareholder return for each Peer Group Member will be calculated using the stock price of Ashford Trust’s common stock and each Peer Group Member’s common stock closing price on the last trading day immediately preceding the date of termination of this Agreement, and the Incentive Fee, if any, shall be reduced proportionately based on number of days in which this Agreement is in effect for such calendar year.
The Incentive Fee, if any, subject to the FCCR Condition (defined below), shall be payable in arrears in three (3) equal annual installments with the first installment payable on January 15 following the applicable year for which the Incentive Fee relates and on January 15 of the next two successive years. Notwithstanding the foregoing, upon any termination of this Agreement for any reason, any unpaid Incentive Fee (including any Incentive Fee installment for the stub period ending on the termination date) shall become fully earned and immediately due and payable without regard to the FCCR Condition defined below. Except in the case when the Incentive Fee is payable on the date of termination of this Agreement, up to 50% of the Incentive Fee may be paid by the Company, at the option of the Company, in shares of common stock of Ashford Trust or common units of the Operating Partnership, with the balance payable in cash, unless at the time for payment of the Incentive Fee:
(i)    the Advisor (or its Affiliates) owns common stock or common units in an amount (determined with reference to the closing price of the Company’s common stock on the last trading day of the year or stub period) greater than or equal to three times the Base Fee for the preceding four quarters,
(ii)    payment in such securities would cause the Advisor to be subject to the provisions of the Investment Company Act, or

(iii)    payment in such securities would not be legally permissible for any reason;
in which case, the entire Incentive Fee will be paid by the Company in cash.
Upon the determination of the Incentive Fee, except in the case of any termination of this Agreement in which case the Incentive Fee for the stub period and all unpaid installments of an Incentive shall be deemed earned and fully due and payable, each one-third installment of the Incentive Fee shall not be deemed earned by Advisor or otherwise payable by the Company unless the Company, as of the December 31 immediately preceding the due date for the payment of the Incentive Fee installment, has a FCCR of .20x or greater (the “FCCR Condition”). For purposes hereof, “FCCR” shall mean the Company’s fixed charge coverage ratio being the ratio of adjusted EBITDA for the previous four consecutive fiscal quarters to fixed charges, which includes all (i) interest expense of the Company and its subsidiaries, (ii) regularly scheduled principal payments of the Company and its subsidiaries, other than balloon or similar principal payments which repay indebtedness in full and payments under cash flow mortgages applied to principal, and (iii) preferred dividends paid by the Company.
6.3    Equity Compensation. To incentivize employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor to achieve goals and business objectives of the Company, as established by the Board of Directors, in addition to the Base Fee and the Incentive Fee set forth above, the Board of Directors will have the authority to and shall make recommendations of annual equity awards to the Advisor or directly to employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor, based on the achievement by the Company of certain financial or other objectives established by the Board of Directors.
The Company, at its option, may choose to issue such compensation in the form of equity awards in Ashford Trust or the Operating Partnership, unless and to the extent that receipt of such equity awards would adversely affect the Company’s status as a REIT, in which case, the equity awards shall be limited to equity awards in the Operating Partnership. For a period of one year from the date of issuance, any such equity awards in the Operating Partnership shall not be transferable, except by operation of law, without the written consent of the General Partner which consent may be withheld in the sole and absolute discretion of the General Partner; provided, however, the Advisor may assign, without the consent of the General Partner, such equity awards to employees, officers, consultants, non-employees, directors, Affiliates or representatives of Advisor provided the one-year restriction on transfer shall remain applicable to such assignee. In addition, except as expressly provided above, any transfer of such equity awards at any time must comply with the transfer restrictions of the Operating Partnership’s partnership agreement or the Company’s charter and bylaws, as applicable.
6.4    Additional Services. If, and to the extent that, the Company requests the Advisor to render services on behalf of the Company other than those required to be rendered by the Advisor under this Agreement, such additional services shall be compensated separately at Market Rates as determined in accordance with the process set forth in Section 9.3 below.

7.LIMITATION ON ACTIVITIES. Notwithstanding anything in this Agreement to the contrary, the Advisor shall not take any action (unless directed by the Board of Directors, in which case the Company shall indemnify and hold harmless Advisor and each of its officers, directors, employees, members, managers, agents and representatives, from and against any and all claims, liabilities, costs and expenses threatened or incurred by Advisor or any other indemnified person, which, directly or indirectly, results from the Advisor following the directive of the Board of Directors), which would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) knowingly and intentionally violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company (provided that without adequate assurance of funding by the Company necessary for compliance, Advisor shall not be responsible for such violations and the Company shall indemnify and hold harmless Advisor and each of its officers, directors, employees, members, managers, agents and representatives, from and against all claims, liabilities, costs and expenses threatened or incurred by Advisor, directly or indirectly, as a result of the Company’s failure to timely fund adequate capital to comply with any applicable law, rule or regulation), (d) violate any of the rules or regulations of any exchange on which the Company’s securities are listed or (e) violate the Company’s charter, bylaws or resolutions of the Board of Directors, all as in effect from time to time.
The Advisor acknowledges receipt of the Company’s Code of Business Conduct and Ethics, Code of Conduct for CEO, CFO and CAO, and Policy on Insider Training, and agrees to require its employees who provide services to the Company to comply with such codes and policies.
8.LIMITATION OF LIABILITY AND INDEMNIFICATION.
8.1    Limitation on Liability. The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation of the Advisor. The Advisor (including its officers, directors, managers, employees and members) will not be liable for any act or omission by the Advisor (or its officers, directors, managers, employees and members) performed in accordance with and pursuant to this Agreement, except by reason of acts constituting gross negligence, bad faith, willful misconduct or reckless disregard of its duties under this Agreement.
8.2    Insurance Coverage of the Advisor. The Advisor shall maintain errors and omissions insurance coverage and other insurance coverage in amounts which are customarily carried by asset managers performing functions similar to those of the Advisor under this Agreement. No fidelity bond shall be required.
8.3    Indemnification.
(a)    The Company shall reimburse, indemnify and hold harmless the Advisor and its partners, directors, officers, stockholders, managers, members, agents, employees and each other Person, if any, controlling the Advisor (each, an “Advisor Indemnified Party”), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever (“Losses”) with respect to or arising from any acts or omission of the Advisor (including ordinary negligence) in its capacity as such, except with respect to losses, claims, damages or liabilities with respect to or arising out of such Advisor Indemnified Party’s gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under this Agreement.
(b)    The Advisor shall reimburse, indemnify and hold harmless the Company, and its partners, directors, officers, stockholders, managers, members, agents, employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”; Advisor Indemnified Party and Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Agreement or (ii) any claims by the Advisor’s employees relating to the terms and conditions of their employment by the Advisor.
(c)    Notwithstanding the indemnification provisions in Section 8.3(a) and Section 8.3(b) above, indemnification will not be allowed for any liability arising from or out of a violation of state or federal securities laws by an Indemnified Party. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) approves indemnification of litigation costs if a successful defense is made. If indemnification is unavailable as a result of this Section 8.3(c), the indemnifying party shall contribute to the aggregate losses, claims, damages or liabilities to which the Indemnified Party may be subject in such amount as is appropriate to reflect the relative benefits received by each of the indemnifying party and the party seeking contribution on the one hand and the relative faults of the indemnifying party and the party seeking contribution on the other, as well as any other relevant equitable considerations.
(d)    Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made pursuant hereto, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any Indemnified Party pursuant to this Section 8.3. In case any such action shall be brought against an Indemnified Party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the indemnifying party to such Indemnified Party of its election to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under Section 8.3(a) or (b) hereof, as applicable, for any legal expenses of other counsel or any of the expenses, in each case subsequently incurred by such Indemnified Party, unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them. The obligations of the indemnifying party under this Section 8.3 shall be in addition to any liability which the indemnifying party otherwise may have.

(e)    The Company shall be required to advance funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding if a claim in respect thereof is to be made pursuant hereto and if requested by such Indemnified Party if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of or has been caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 8.3(e) in cases in which such Indemnified Party would not be entitled to indemnification under Section 8.3(a). If advances are required under this Section 8.3(e), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of the preceding sentence and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Party is entitled to indemnification under Section 8.3, and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within sixty (60) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within thirty (30) days of such final determination, in either case together with interest at the current prime rate plus two percent (2%) from the date paid until repaid or the date it was obligated to be paid until the date actually paid.
9.RELATIONSHIP OF ADVISOR AND COMPANY.
9.1    Relationship.
(a)    The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and to the management of Ashford Hospitality Prime, Inc. (“Ashford Prime”), or other programs advised, sponsored or organized by the Advisor, Ashford Prime or their Affiliates. The Company shall not revise its Investment Guidelines to be directly competitive with all or any portion of the Investment Guidelines of Ashford Prime as of November 19, 2013 or with all or any portion of the initial investment guidelines of any Spin-Off Company (as defined in Section 15). The Company acknowledges that Ashford Prime’s investment guidelines as of such date and as of the date hereof include hotel real estate assets primarily consisting of equity or ownership interests, as well as debt investments when such debt is acquired with the intent of obtaining an equity or ownership interest, in:

(i)
full service and urban select service hotels with trailing twelve (12) month average RevPAR or anticipated twelve (12) month average RevPAR of at least twice the then-current U.S. national average RevPAR for all hotels as determined with reference to the most current Smith Travel Research reports, generally in the 20 most populous metropolitan statistical areas, as estimated by the United States Census Bureau and delineated by the U.S. Office of Management and Budget;

(ii)	upscale, upper-upscale and luxury hotels meeting the RevPAR criteria set forth in clause (i) above and situated in markets that may be generally recognized as resort markets; and

(iii)
international hospitality assets predominantly focused in areas that are general destinations or in close proximity to major transportation hubs or business centers, such that the area serves as a significant entry or departure point to a foreign country or region of a foreign country for business or leisure travelers and meet the RevPAR criteria set forth in clause (i) above (after any applicable currency conversion to U.S. dollars).

The Company further acknowledges that any subsequent change to Ashford Prime’s Investment Guidelines, including in connection with any future spin-off, carve-out, split-off or other consummation of a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly traded company will not have any impact on or change the “Investment Guidelines of Ashford Prime as of November 19, 2013” for purposes of enforcing this Section 9. Except as described in this Section 9.1, this Agreement shall not limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. While the information and recommendations provided to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances, they may be different from those supplied to other persons.
(b)    To the extent the Advisor deems an investment opportunity suitable for recommendation, the Advisor must present any such individual investment opportunity that satisfies the Company’s Initial Investment Guidelines (as set forth and subject to the limitations in Section 9.2 below) to the Company, and the Board of Directors will have 10 business days to accept such opportunity prior to it being available to Ashford Prime or any other Person advised by the Advisor. Except as set forth in the preceding sentence, the Company recognizes that it is not entitled to preferential treatment and is only entitled to equitable treatment in receiving information, recommendations and other services. The Company shall have the benefit of the Advisor’s best judgment and effort, and the Advisor shall not undertake any activities that, in its good faith judgment, will materially and adversely affect the performance of its obligations under this Agreement.
(c)    The parties hereto agree and acknowledge that each of the Company, the Advisor and Ashford Prime, as well as other companies that the Advisor may advise in the future, may benefit from the strategic relationships between such companies and accordingly intend to cooperate to achieve results, pursue transactions jointly or establish other strategic relationships that are in the best interests of each such entities’ respective shareholders. From time to time, as may be determined by the independent directors of the Advisor, the Company, Ashford Prime and any other company subsequently advised by the Advisor, each such entity may provide financial accommodations, guaranties, back-stop guaranties, and other forms of financial assistance to the other entities on terms that the respective Independent Directors determine to be fair and reasonable.
9.2    Conflicts of Interest.
(f)    To minimize conflicts with Ashford Prime and the Company, both of which are advised by the Advisor, Ashford Prime and the Company have identified the asset type that such party intends to select as its principal investment focus and to set parameters for its real estate investments, including parameters primarily relating to RevPAR, segments, markets and other factors or financial metrics. The asset type, together with the relevant parameters for investments are referred to as such Person’s “Investment Guidelines,” and the “Initial Investment Guidelines” of the Company are the Investment Guidelines of the Company as set forth below. The Board of Directors may modify or supplement, after consultation with Advisor, the Company’s Investment Guidelines upon written notice to the Advisor from time to time (subject, however, to the prohibition in Section 9.1(a) restricting the Company from changing its Initial Investment Guidelines to be directly competitive with all or any portion of Ashford Prime’s Investment Guidelines as of November 19, 2013 or the initial investment guidelines of any Spin-Off Company). As of the Effective Date, the Advisor advises Ashford Prime and also advises the Company. The Advisor may enter into an advising relationship with additional companies in the future. The Company hereby declares its Initial Investment Guidelines to be all segments of the hospitality industry (including, without limitation, direct, joint venture and debt investments in hotels, condo-hotels, time-shares and other hospitality related assets), with RevPAR criteria less than two times the then-current U.S. average RevPAR.
When determining whether an asset satisfies the Company’s Investment Guidelines, the Advisor shall make a good faith determination of projected RevPAR, taking into account historical RevPAR as well as such additional considerations as conversions or reposition of assets, capital plans, brand changes and other factors that may reasonably be forecasted to raise RevPAR after stabilization of such initiative.
(g)    If the Company materially modifies its Initial Investment Guidelines set forth in Section 9.2(a) above without the written consent of the Advisor (except in connection with the establishment of a Spin-Off Company), the Advisor will not have an obligation to present investment opportunities to the Company as set forth in Section 9.1(b) above at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines. Instead, the Adviser shall use its best judgment in determining how to allocate investment opportunities to Persons (including, without limitation, Ashford Prime, the Company or other Spin-Off Companies) which Advisor advises, taking into account such factors as the Advisor deems relevant, in its discretion, subject to any then existing or future obligations that the Advisor may have to other Persons. The Company acknowledges that if it materially modifies its Initial Investment Guidelines, it will not be entitled to preferential treatment from the Advisor and only will be entitled to the Advisor’s best judgment in allocating investment opportunities.

(h)    In the event that the Advisor obtains a portfolio acquisition opportunity composed of asset types that satisfies the Initial Investment Guidelines of the Company and Ashford Prime or, as applicable, one or more other Persons managed by the Advisor, the Advisor will endeavor in its good faith judgment to present such opportunity to the Board of Directors, Ashford Prime and, if applicable, such other Person(s) to the extent the portfolio can be reasonably divided by asset type and acquired on the basis of such asset types in satisfaction of each Person’s Investment Guidelines. If the board of directors of Ashford Prime, the Board of Directors and, if applicable, such other Person(s) approve its portion of such acquisition, Ashford Prime, the Company and, if applicable, such other Person(s) will cooperate in good faith in completing the acquisition of the portfolio. If the portfolio cannot be reasonably separated by asset type, the Advisor shall allocate portfolio investment opportunities between the Company, Ashford Prime and, if applicable, other Persons advised by the Advisor, in a fair and equitable manner consistent with the investment objectives of the Company, Ashford Prime and, if applicable, other Persons advised by the Advisor. In making this determination, the Advisor will consider, in its sole discretion, the Investment Guidelines and investment strategy of each entity with respect to the acquisition of properties, portfolio concentrations, tax consequences, regulatory restrictions, liquidity requirements, leverage and other factors deemed appropriate by the Advisor. Notwithstanding the foregoing, if the Company materially modifies its Initial Investment Guidelines set forth in Section 9.2(a) above without the written consent of the Advisor, the Advisor will not have an obligation to present portfolio acquisition opportunities to the Company as set forth in this Section 9.2(c) at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines. Instead, the Adviser shall use its best judgment in determining how to allocate such portfolio investment opportunities to Persons (including Ashford Prime and the Company) which Advisor advises, taking into account such factors as the Advisor deems relevant, in its discretion, subject to any then existing or future obligations that the Advisor may have to other Persons. In making the allocation determination with respect to any portfolio opportunity, the Advisor will have no obligation to make any such portfolio investment opportunity available to the Company.
9.3    Exclusive Provider of Products or Services. At any time the Company desires to engage a third party for the performance of services or delivery of products and provided that the Company has the right to control the decision on the award of the applicable contract, the Advisor shall have the exclusive right to provide such service or product at market rates for the provision of such services (“Market Rates”). For purposes of this Agreement, Market Rates shall be determined by reference to fees charged by third party providers who are not discounting such fees as a result of fees generated from other sources.
If the Company, after consultation with the Advisor, intends to solicit bids or enter the market for a particular service or product, the Company shall afford the Advisor the opportunity to provide such service or product. In any event, the Advisor shall be provided at least 20 days to elect to provide such service or product at Market Rates. If a majority of the Independent Directors of the Company affirmatively vote that the proposed pricing of the Advisor is not at Market Rates, then the Company and Advisor shall engage a consultant acceptable to the parties to determine the Market Rate for such services. If the consultant’s opinion reflects fees lower than the pricing proposed by the Advisor, the Advisor will pay the expenses of the Consultant and shall have the option to provide the services or product at the Market Rate as determined by the consultant. If the Consultant determines that the proposed pricing by the Advisor is at or below Market Rates, then the Company shall pay the expenses of the Consultant and shall engage Advisor at the Market Rate as determined by the consultant.
9.4    The Ashford Name. The Advisor and its Affiliates have a proprietary interest in the trademarked “Ashford” name and logo. The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the “Ashford” name and logo during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, within 60 days after receipt of written request from the Advisor, cease to conduct business under or use the name “Ashford” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Ashford” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks, logos, or other marks necessary to remove any references to the word “Ashford.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Ashford” as a part of their name and using the “Ashford” logo, all without the need for any consent (and without the right to object thereto) by the Company.

10.BOOKS AND RECORDS. All books and records compiled by the Advisor in the course of discharging its responsibilities under this Agreement shall be the property of the Company and shall be delivered by the Advisor to the Company immediately upon any termination of this Agreement regardless of the grounds for such termination (including, but not limited to, a breach by the Company of this Agreement); provided, however, that the Advisor shall have reasonable access to such books and records to the extent reasonably necessary in connection with the conduct of its services hereunder. The Advisor shall not maintain or assert any lien against or upon any of the books and records. During the term of this Agreement, the books and records of the Company maintained by the Advisor shall be accessible for inspection by any designated representative of the Company upon reasonable advance notice and during normal business hours.
11.CONFIDENTIALITY. The Advisor shall keep confidential any and all non-public information (“Confidential Information”), written or oral, obtained by it in connection with the performance of services to the Company except that the Advisor may share such Confidential Information (i) with Affiliates, officers, directors, employees, agents and other parties who need such Confidential Information for the Advisor to be able to perform its duties hereunder, (ii) with appraisers, lenders, bankers and other parties as necessary in the ordinary course of the Company’s business, (iii) in connection with any governmental or regulatory filings of the Company, filings with the New York Stock Exchange or other applicable securities exchanges or markets, or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) with governmental officials having jurisdiction over the Company and (v) as required by law.
Nothing will prevent the Advisor from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy under this Agreement, or (iv) to the Advisor’s legal counsel or independent auditors; provided, however that with respect to (i) and (ii), so long as legally permissible, the Advisor will give notice to the Company so that the Company may seek, at its sole expense, an appropriate protective order or waiver.
For purposes of this Agreement, Confidential Information shall not include (i) information that is available to the public from a source other than the Advisor, (ii) information that is released in writing by the Company to the public or to persons who are not under similar obligations of confidentiality to the Company, or (iii) information that is obtained by the Advisor from a third-party which, to the best of the Advisor’s knowledge, does not constitute a breach by such third-party of an obligation of confidence.
12.TERM AND TERMINATION.
(a)    Term. This Agreement shall have an initial term of ten (10) years from the Effective Date and shall be automatically extended for successive five year renewal terms thereafter, without further action by either the Company or the Advisor, unless earlier terminated pursuant to the terms of this Agreement.
(b)    Termination by the Advisor. This Agreement may be terminated by the Advisor as follows:

(i)
The Advisor gives written notice to the Company of termination at least 180 days prior to the expiration of the then current term, in which case no Termination Fee shall be due or payable by the Company.

(ii)
Upon a default by the Company in the performance or observance of any material term, condition or covenant under this Agreement; provided, however, that the Advisor must, before terminating this Agreement pursuant to this Section 12(b)(ii), give written notice of the default to the Company and provide the Company with an opportunity to cure the default within 45 days, or if such cure is not reasonably susceptible to cure within 45 days, such additional cure period as is necessary to cure the default so long as the Company is diligently and in good faith pursuing such cure and the additional cure period does not exceed 90 days.

If this Agreement is terminated by Advisor as a result of an uncured default by the Company as provided in this Section 12(b)(ii) during the initial 10-year term, the Company shall be obligated to pay the Advisor the greater of the Termination Fee or the Actual Damages (as such terms are defined below). If this Agreement is terminated by Advisor as a result of an uncured default by the Company as provided in this Section 12(b)(ii) during any renewal period following the initial 10-year term, the Company shall be obligated to pay the Advisor the Termination Fee. In either case, the Termination Fee or Actual Damages, as applicable, shall be immediately due and payable on the termination date.
(c)    Termination by the Company. This Agreement may be terminated by the Company as follows:

(i)
The Company gives written notice to the Advisor of termination (a “Termination Notice”) at least 180 days prior to the expiration of the then current term; provided, however, that any such termination must receive the affirmative vote of at least two-thirds of the Independent Directors of the Company based on a good faith finding that either (A) there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company and its subsidiaries taken as a whole, or (B) the Base Fee and/or Incentive Fee is not fair, based upon the then-current market for such fees, and the Advisor does not offer to negotiate a lower fee that at least a majority of the Independent Directors of the Company determines is fair.

If the reason for non-renewal specified by the Company in its Termination Notice is clause (B) above, then the Advisor may, at its option, provide a notice of proposal to renegotiate the Base Fee and Incentive Fees (a “Renegotiation Proposal”) not less than 150 days prior to the pending termination date. Thereupon, each party shall use its commercially reasonable efforts to negotiate in good faith to find a resolution on fees within 120 days following the Company’s receipt of the Renegotiation Proposal. If a resolution is achieved between the Advisor and at least a majority of the Independent Directors of the Company within the 120 day period, then the Advisory Agreement shall continue in full force and effect with modification only to the agreed upon Base Fee and/or Incentive Fee.

If this Agreement is terminated by the Company pursuant to this Section 12(c)(i), the Company shall be obligated to pay the Advisor the Termination Fee, which Termination Fee shall be immediately due and payable on the termination date.

(ii)
Upon a default by the Advisor in the performance or observance of any material term, condition or covenant under this Agreement; provided, however, that the Company must, before terminating this Agreement, give written notice of the default to the Advisor and provide the Advisor with an opportunity to cure the default within 60 days, or if such cure is not reasonably susceptible to cure within 60 days, such additional cure period as is reasonably necessary to cure the default so long as the Advisor is diligently and in good faith pursuing such cure.

If this Agreement is terminated by the Company as a result of an uncured default by the Advisor as provided in this Section 12(c)(ii), no Termination Fee shall be due or payable by the Company.

(iii)
Immediately upon providing written notice to the Advisor following an Insolvency Event (as defined below) with respect to the Advisor; provided the Advisor shall notify the Company no later than 30 days following the Advisor’s knowledge of an Insolvency Event.

If this Agreement is terminated by the Company as a result of an Advisor Insolvency Event as provided in this Section 12(c)(iii), no Termination Fee shall be due or payable by the Company.

(iv)	Immediately upon providing written notice to the Advisor, following the Advisor’s conviction (including a plea or nolo contendere) of a felony.
If this Agreement is terminated by the Company as a result of a felony conviction of the Advisor as provided in this Section 12(c)(iv), no Termination Fee shall be due or payable by the Company.

(v)
Immediately upon providing written notice to the Advisor, if the Advisor commits an act of fraud against the Company, misappropriates the funds of the Company or acts in a manner constituting willful misconduct, gross negligence or reckless disregard in the performance of its material duties under this Agreement (including a failure to act); provided, however, that if any such actions or omissions described in this Section 12(c)(v) are caused by an employee and/or an officer of the Advisor (or an Affiliate of the Advisor) and the Advisor takes all reasonable necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 45 days of the Advisor’s actual knowledge of its commission or omission, the Company will not have the right to terminate this Agreement pursuant to this Section 12(c)(v).

If this Agreement is terminated by the Company as a result of a wrongful act by the Advisor as provided in this Section 12(c)(v), no Termination Fee shall be due or payable by the Company.

(vi)	Immediately upon providing written notice to the Advisor following an Advisor Change of Control unless such Advisor Change of Control constitutes a permissible assignment under Section 14 hereof.
If this Agreement is terminated by the Company as a result of an Advisor Change of Control as provided in this Section 12(c)(vi), no Termination Fee shall be due or payable by the Company.
(d)    Termination by Either Party. Upon a Company Change of Control (defined below), the Company and the Advisor shall each have the right, at its election, to terminate this Agreement upon which the Termination Fee shall be due and payable by the Company to Advisor as set forth below.

(i)
If the Company desires to enter into a transaction which constitutes a Company Change of Control and the Board of Directors approves (subject to diligence, shareholder approval, conditions or otherwise) such proposed transaction, the Company shall promptly notify the Advisor in writing (the “Transaction Notice”), or in any event within five (5) business days following the Board of Directors approval. The Transaction Notice shall set forth in reasonable detail the material terms of the proposed Company Change of Control transaction, the proposed timing, pricing, identity of the acquirer(s), and all material conditions including, without limitation, whether or not the proposed transaction is conditioned upon the termination of this Agreement. Upon receipt of the Transaction Notice, the Advisor may elect to terminate this Agreement, in which case, the Termination Fee shall be immediately due and payable on the termination date. If the Advisor does not elect to terminate this Agreement and the proposed Company Change in Control transaction is not conditioned upon a termination of this Agreement, this Agreement shall continue in full force and effect following the closing of the Company Change of Control transaction with the Company, the acquirer or successor, as the case may be. If the proposed Company Change in Control transaction is conditioned upon the termination of this Agreement, then subject to the payment of the Termination Fee, together will all other Base Fees, Incentive Fees, and other charges, costs and reimbursements accrued through the date of termination of this Agreement required to be paid to Advisor pursuant to the terms of this Agreement, the Company may elect to terminate this Agreement by setting forth its election in the Transaction Notice or by written notice to Advisor, which notice must be delivered at least sixty (60) days prior to the closing of the Company Change of Control transaction. As a condition to the effectiveness of a termination of this Agreement, the Company shall pay to Advisor the Termination Fee (together with all other Base Fees, Incentive Fees, and other charges, costs and reimbursements accrued through the date of termination of this Agreement) on the closing of the Company Change of Control transaction. If an election to terminate this Agreement is not timely made by the Company and the Advisor does not elect to terminate this Agreement following a Company Change of Control, this Agreement shall continue in full force and effect with the Company, acquirer or successor, as the case may be.

(ii)
If a Company Change in Control occurs by reason of an action not taken by the Board of Directors but through an involuntary action, then, within ten (10) days following the occurrence of such Company Change in Control, either the Company or the Advisor may elect to terminate this Agreement by delivering written notice thereof to the other party, and the Company shall be obligated to pay the Advisor the Termination Fee (together with all Base Fees, Incentive Fees, and other charges, costs and reimbursements accrued through the date of termination of this Agreement required to be paid to Advisor pursuant to the terms of this Agreement). Any such termination may occur no earlier than thirty (30) days or greater than one hundred-eighty (180) days following the date such written election is received by Advisor or the Company, as applicable. If an election to terminate is timely made by the Company or the Advisor, the Company shall pay to Advisor, on the termination date of this Agreement, the Termination Fee and all Base Fees, Incentive Fees, and other charges, costs and reimbursements accrued through the date of termination of this Agreement required to be paid pursuant to the terms of this Agreement. If an election to terminate this Agreement is not timely made by the Company or the Advisor, this Agreement shall continue in full force and effect with the Company, acquirer or successor, as the case may be.

(iii)
Following the closing of a Company Change in Control Transaction and termination of this Agreement pursuant to this Section 12(d), the Advisor will reasonably cooperate in an orderly transition of management for a period of up to thirty (30) days in exchange for the payment of Base Fees and Incentive Fees based on the average monthly amounts for the three (3) months prior to the Transaction Notice, or in the case of a termination pursuant to Section 12(d)(ii) above, based on the average monthly amounts for the three (3) months prior to the public announcement of the Company Change in Control.

(e)    Termination Obligations. Upon any termination of this Agreement, the parties shall have the following obligations (“Termination Obligations”):

(i)
The Company shall pay all Base Fees, Incentive Fees and expense reimbursements due and owing through the date of termination, including, without limitation, any unpaid Incentive Fee installments which shall, upon any termination, become immediately earned by Advisor and due from the Company (collectively, “Accrued Fees”).

(ii)	In addition to the Accrued Fees, the Company shall:

(I)	pay Advisor a Termination Fee on or before the termination date of this Agreement upon any termination by the Company pursuant to Section 12(c)

(i) (unsatisfactory performance by the Advisor or unfair fees with no resolution within the time period set forth in Section 12(c)(i)) or upon any termination by the Company or the Advisor pursuant to Section 12(d) (following a Company Change of Control); and

(II)
pay Advisor the greater of the Termination Fee or Actual Damages on or before the termination date of this Agreement upon any termination by the Advisor pursuant to Section 12(b)(ii) (uncured default by the Company).

(iii)	In addition to the Accrued Fees and the Termination Fee or Actual Damages, if applicable, the Company shall pay to the Advisor the Key Money Clawback Amount, pursuant to Section 16(e).

(iv)
Immediately upon termination, the Advisor shall promptly (a) pay over all money collected and held for the account of the Company, provided that the Advisor shall be permitted to deduct any Accrued Fees, Termination Fees and Key Money Clawback Amount in lieu of receiving payment for such Accrued Fees, Termination Fees and Key Money Clawback Amount pursuant to this Section 12(e); (b) deliver a full accounting of all accounts held by the Advisor in the name of or on behalf of the Company; (c) deliver all property, documents, files, contracts and assets of the Company to the Company; and (d) cooperate with and assist the Company in executing an orderly transition of the management of the company’s assets to a new advisor.

(f)    Defined Terms. The following terms, as used in this Agreement, are defined as follows:
“Actual Damages” means an amount equal to the aggregate of the Base Fees and Incentive Fees to which the Advisor would be entitled absent termination of this Agreement, discounted to present value at an assumed 8% discount rate.
“Advisor Change of Control” shall be deemed to have occurred upon any of the following events affecting Advisor:

A.
any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Advisor or any of its subsidiaries, (B) any employee benefit plan of the Advisor or any of its subsidiaries, (C) Remington or any Affiliate of Remington, (D) a company owned, directly or indirectly, by stockholders of the Advisor in substantially the same proportions as their ownership of the Advisor or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Advisor representing 50% or more of the shares of voting stock of the Advisor then outstanding (exclusive of any shares of stock which are required to be voted pursuant to a voting or other contractual agreement); provided, however, if each of the Chief Executive Officer, President,

Chief Operating Officer, and Chief Financial Officer of the Advisor immediately before the event (collectively, the “Advisor Key Officers”) remain in such capacity or similar capacity with the Advisor immediately after the event, and if a majority of the board of directors of Ashford Inc. immediately before the event remain on the board of directors of Ashford Inc. immediately after the event, then no Advisor Change of Control shall be deemed to have occurred;

B.
the consummation of any merger, organization, business combination or consolidation of the Advisor or one of its subsidiaries with or into any other company, other than (A) any merger, organization, business combination or consolidation of the Advisor with or into Remington or any Affiliate of Remington or (B) a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Advisor outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Advisor or the surviving company or the parent of such surviving company; provided, however, if all of the Advisor Key Officers remain in such capacity or similar capacity with the Advisor or surviving entity immediately after the event, and if a majority of the board of directors of Ashford Inc. immediately before the event remain on the board of directors of Ashford Inc. or surviving entity immediately after the event, then no Advisor Change of Control shall be deemed to have occurred; or

C.
the consummation of a sale or disposition by the Advisor of all or substantially all of its assets, other than (A) a sale or disposition to Remington or any Affiliate of Remington or (B) a sale or disposition if the holders of the voting securities of such entity outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; provided, however, if all of the Advisor Key Officers remain in such capacity or similar capacity with the Advisor or acquiring entity immediately after the event, and if a majority of the board of directors of Ashford Inc. or acquiring entity immediately before the event remain on the board of directors of Ashford Inc. immediately after the event, then no Advisor Change of Control shall be deemed to have occurred.

D.
during any five-year period, the members of the board of directors of Ashford Inc. change such that the members who constitute the board of directors on the Effective Date (the “Advisor Incumbent Board”) no longer constitute at least a majority of the board of Ashford Inc. and at any time in the one year period following such change, the chief executive officer of the Advisor immediately preceding such change no longer serves as chief executive officer; provided, however, that any individual becoming a director after the Effective Date whose election to the board is approved or recommended to stockholders of Ashford Inc. by a vote of at least a majority of the Advisor Incumbent Board shall be considered as though such individual were a member of the Advisor Incumbent Board.

“Adjusted EBITDA,” with respect to the Advisor, means Advisor’s GAAP net income, including all income and earnings of Advisor and any of its affiliates and subsidiaries from providing any service or product to the Company, the Operating Partnership or any of their affiliates or subsidiaries, plus income taxes, depreciation, amortization and all one-time expenses and other adjustments that are made and reported by the Advisor to calculate adjusted EBITDA.
“Company Change of Control” shall mean any of the following events:

(i)
any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) a company owned, directly or indirectly, by stockholders of Ashford Trust in substantially the same proportions as the ownership of Ashford Trust, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Ashford Trust representing 35% or more of the shares of voting stock of Ashford Trust then outstanding;

(ii)
the consummation of any merger, reorganization, business combination or consolidation of the Company, or one of its respective subsidiaries, as applicable, with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of Ashford Trust outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii)
the consummation of a sale or disposition by the Company of two or more hotels or, if a greater value, 20% of the gross book value of the Company’s assets in any calendar year or the consummation of a sale or disposition by the Company of four or more hotels or, if a greater value, 30% of the gross book value of the Company’s assets over any three year period, exclusive of assets sold or contributed to a platform also advised by the Advisor; or

(iv)
during any five-year period, the members of the Board of Directors of the Company change such that the members who constitute the Board of Directors on the Effective Date (the “Company Incumbent Board”) no longer constitute at least a majority of the board of the Company; provided, however, that any individual becoming a director after the Effective Date whose election to the board is approved or recommended to stockholders of the Company by a vote of at least a majority of the Company Incumbent Board shall be considered as though such individual were a member of the Company Incumbent Board.

“Insolvency Event” is any occurrence in which the Advisor shall (A) authorize or agree to the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property if the Advisor has not filed a motion to assume this Agreement with the appropriate court within 120 days of the commencement of such case or proceeding, (B) make a general assignment for the benefit of its creditors, (C) have an involuntary or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or thereafter in effect, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period exceeding one hundred twenty (120) days or (D) commence an action for dissolution.
“Market Price,” with respect to securities of a company, means the closing market price, regular way of such securities on any securities exchange on which such securities are listed or admitted to trading, or if no such sales take place on that day, the average of the bid and asked prices on such day.
“Net Earnings” is equal to the (A) Advisor’s reported Adjusted EBITDA for the 12-month period preceding the termination of this Agreement (adjusting assuming the Agreement was in place for the full 12-month period if it otherwise was not), as reported in the Advisor’s earnings releases less (B) the Advisor’s pro forma Adjusted EBITDA assuming this Agreement was not in place during such period plus (C) all EBITDA (Net Income (per GAAP) plus interest expenses, income taxes, depreciation and amortization) of Advisor and any of its affiliates and subsidiaries from providing any service or product to the Company, the Operating Partnership or any of their affiliates or subsidiaries, exclusive of EBITDA directly resulting from this Agreement.
“Termination Fee” means:

(i)	1.1 times the greater of:

A.	12 multiplied by the Net Earnings of the Advisor for the 12-month period preceding the termination date of this Agreement; or

B.
the earnings multiple (calculated as the total enterprise value on the trading day immediately preceding the day the Termination Notice is given to the Advisor divided by the Advisor’s most recently reported Adjusted EBITDA) for the Advisor’s common stock for the 12-month period preceding the termination date of this Agreement multiplied by the Net Earnings of the Advisor for the 12-month period preceding the termination date of this Agreement; or

C.	the simple average of the earnings multiples for each of the three fiscal years preceding the termination of this Agreement (calculated as the total enterprise value on the last trading day of each of the three preceding fiscal years divided by, in each case, the Advisor’s Adjusted EBITDA for the same periods), multiplied by the Net Earnings of the Advisor for the 12-month period preceding the termination date of this Agreement, plus

(ii)
an additional amount such that the total net amount received by Advisor after the reduction by state and federal income taxes at an assumed combined rate of 40% on the sum of the amounts described in (i) and (ii) shall equal the amount described in (i).

(g)    No Solicitation. In the event of any termination of this Agreement other than an Advisor Change of Control, the Company (and any of its Affiliates) shall not, without the consent of the Advisor, solicit for employment, employ or otherwise retain (directly or indirectly) any employee of the Advisor (or any of its Affiliates) for a period of two years.
(h)    Repurchase of Stock of Advisor. Immediately upon termination of this Agreement for any reason, the Advisor shall have the right to repurchase any shares of its outstanding common stock held by the Company at a price equal to the average of the daily Market Price for the ten (10) consecutive trading days immediately preceding the date such repurchase option is exercised. The Advisor shall have a similar right to repurchase any units of its operating company held by the Company at a price equal to the redemption price for such units on the date such repurchase option is exercised. In each case, the repurchase price shall be payable in cash. Such repurchase rights shall terminate on the one year anniversary of the termination of this Agreement. All shares of common stock or units of the Advisor held by the Company upon the termination of this Agreement shall be encumbered with Advisor’s repurchase right, even if the Company transfers such common stock or units prior to the termination of the Advisor’s repurchase right.
(i)    Liquidated Damages. The Termination Fee or Actual Damages, as applicable, constitute liquidated damages. The parties hereto agree that, in the event of a termination hereunder, the damages that Advisor would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the parties hereto agree that, Advisor shall be entitled to the Termination Fee or Actual Damages, as applicable, as set forth in Section 12(e). Such Termination Fee or Actual Damages, as applicable, together with any Accrued Fees, shall constitute full and complete liquidated damages and serve as Advisor’s sole remedy upon the occurrence of the termination events referenced in Sections 12(e)(ii).
(j)    Survival of Specific Provisions. The following Sections, including the rights and obligations contained therein, shall survive the termination of this Agreement:

(i)	The parties’ Termination Obligations pursuant to Section 12(e);

(ii)	The Advisor’s confidentiality obligations pursuant to Section 11;

(iii)	The limitation of the Advisor’s liability pursuant to Section 8.1;

(iv)	The parties’ indemnification obligations pursuant to Section 8.3;

(v)	The Company’s obligations to cease using the trademarked name “Ashford” and other obligations pursuant to Section 9.4; and

(vi)	The Advisor’s repurchase rights following termination pursuant to Section 12(h).
13.NOTICES. Any notices, instructions or other communications required or contemplated by this Agreement shall be deemed to have been properly given and to be effective upon delivery if delivered in person, sent electronically or upon receipt if sent by courier service. All such communications to the Company shall be addressed as follows:
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn: Chief Executive Officer

With a copy to:

Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 110
Dallas, TX 75254
Attn: General Counsel

All such communications to the Advisor shall be addressed as follows:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn: Chief Executive Officer

With a copy to:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn: General Counsel

Either party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 13.
14.DELEGATION OF RESPONSIBILITY AND ASSIGNMENT.
(a)    Notwithstanding anything in this Agreement, the Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the charter of the Company.
The Advisor may assign this Agreement to any Affiliate that remains under the control of the Advisor without the consent of the Company.
(b)    The Company may not assign this Agreement without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization that is a successor, by merger, consolidation, purchase of assets, or other similar transaction, to the Company.
15.FUTURE SPIN-OFF BY THE COMPANY. If the Company elects to spin-off, carve-out, split-off or otherwise consummate a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly traded company to hold such division or subset of assets constituting a distinct asset type and/or Investment Guidelines (collectively, a “Spin-Off Company”), the Company and Advisor agree that such Spin-Off Company shall be externally advised by the Advisor pursuant to an advisory agreement containing substantially the same material terms set forth in this Agreement.
16.KEY MONEY INVESTMENTS.
(a)    Key Money Investment. The Advisor hereby agrees, from time to time, to contribute to a to-be-specified taxable REIT subsidiary of the Company or other affiliate of the Company, a mutually agreed upon investment (“Key Money Investments”) to facilitate the acquisition of one or more properties (“Key Money Assets”) by the Company if the independent board members of each of the Company and the Advisor have determined that without such an investment, the acquisition of such property would be uneconomic to the Company. Key Money Investments may be in the form of, but will not be limited to, cash, notes, equity of the Advisor, the acquisition of furniture, fixture and equipment (“FF&E”) by Advisor for use at the acquired property, any other investment mutually agreed to by the Company and Advisor, or any combination thereof. All terms of any such Key Money Investment will be in the form agreed to by the Advisor and the Company at the time the Advisor makes such an investment, and to the extent a Key Money Investment is made by the Advisor, the Company agrees and acknowledges that it will utilize the Advisor as the asset manager with respect to the related Key Money Asset and will pay the Key Money Asset Management Fee that is included in the definition of Base Fees for such asset management services. The Advisor and the Company may agree to additional incentive fees based on the performance of any Key Money Asset (“Key Money Incentive Fees”). All terms and conditions of any Key Money Investment (including additional incentive fees) will be documented in an addendum to this Agreement or a separate asset management agreement, as determined appropriate by the parties.
(b)    Value of Advisor Equity. If the Key Money Investment is made in the form of equity of the Advisor, the value of such Key Money Investment will be based on the average of the daily Market Price of the Advisor’s common stock for the ten (10) consecutive trading days immediately preceding the Key Money Investment date.
(c)    Registration Rights for Advisor Equity. The Advisor hereby agrees to promptly, but in no event later than 120 days following a Key Money Investment that includes Advisor equity as part or all of the investment, file a resale registration statement with respect to any common stock of Ashford Inc. issued to the Company as a Key Money Investment or any common stock of Ashford Inc. that is issuable upon a redemption of common units of Ashford LLC, if common units of Ashford LLC are issued to the Company as a Key Money Investment.
(d)    Resale of Advisor Equity. The Company acknowledges and agrees that it will not attempt to sell any Advisor equity until such time as the registration statement referenced in Section 16(c) above has been declared effective by the SEC, and thereafter the Company agrees not to sell, on any given trading day, any Advisor common stock in excess of an amount equal to 15% of the trading volume of such common stock on such trading day.
(e)    Clawback of Key Money Investment. If the Advisor makes a Key Money Investment, the Advisor shall receive a per annum return of 5% on each Key Money Investment (such per annum return together with the initial Key Money Investment amount, the “Anticipated Key Money Return”), through the payment of the Key Money Asset Management Fees and Key Money Incentive Fees, if applicable. If the Company either (i) disposes of any Key Money Asset or (ii) terminates this Agreement (or the applicable asset management agreement) for any reason, in each case prior to date the Advisor has received the Anticipated Key Money Return (calculated on an investment by investment basis), the Company shall pay to the Advisor an amount equal to the difference between the Anticipated Key Money Return and the amount actually received by the Advisor in Key Money Asset Management Fees and Key Money Incentive Fees related to each Key Money Asset (the “Key Money Clawback Amount”). The Key Money Clawback Amount, if any, shall be due and payable on the same date the Company disposes of the property, whether by sale or otherwise.
(f)    Use and Pledge of FF&E. If the Key Money Investment is made by Advisor purchasing FF&E for a Key Money Asset, the Advisor shall grant the Company the right to use the FF&E at the subject property pursuant to mutually agreed upon terms, and upon request, the Advisor will grant a security interest in such FF&E to any lender in connection with the financing of such property by the Company.
1.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISOR. The Advisor represents and warrants to, and covenants and agrees with, the Company as follows:
(a)    The Advisor, taking into account its own personnel and the personnel available to it through its Affiliates, has access to personnel trained and experienced in the business of acquisitions, leasing of hotels, asset management, financing, the ownership and dispositions of hotels and such other areas as may be necessary and sufficient to enable the Advisor to perform its obligations under this Agreement.

(b)    The Advisor shall comply with all laws, rules, regulations and ordinances applicable to the performance of its obligations under this Agreement.
Neither the Advisor nor any of its Affiliates is party to or otherwise bound by or, during the term of this Agreement (including any extension thereof), will become party to or otherwise bound by, any agreement that would restrict or prevent (i) the Advisor from performing any obligation contemplated by this Agreement or (ii) the Company from operating its business as proposed to be conducted, including, without limitation, acquiring any hotel in any geographic market in the United States or any foreign country.
1.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principals thereof.
2.    ENTIRE AGREEMENT. This Agreement reflects the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Advisor with respect to the subject matter hereof.
3.    SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns, and no other Person shall acquire or have any right under, or by virtue of, this Agreement. The Company shall be entitled to assign this Agreement to any successor to all or substantially all of its assets, rights and/or obligations; the Advisor shall have the right to assign this Agreement to any Affiliate (as such term is defined in Section 2).
4.    AMENDMENT, MODIFICATIONS AND WAIVER. This Agreement hereto shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the parties hereto; provided, that any additions to or deletions from the Peer Group Members identified in Exhibit A shall only be made with the approval of a majority of the Independent Directors of the Company. The waiver by a party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
5.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.
(SIGNATURES BEGIN ON NEXT PAGE)
* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ASHFORD TRUST:

Ashford Hospitality Trust, Inc.

By:	/s/ DAVID A. BROOKS
Name:	David A. Brooks
Title:	Chief Operating Officer

OPERATING PARTNERSHIP:

Ashford Hospitality Limited Partnership

By:     Ashford OP General Partner LLC, its     general partner

By:	/s/ DAVID A. BROOKS
Name:	David A. Brooks
Title:	Vice President

TAXABLE REIT SUBSIDIARY:

Ashford TRS Corporation

By:	/s/ DERIC S. EUBANKS
Name:	Deric S. Eubanks
Title:	President

ADVISOR:

[Signature page to the Advisory Agreement]

Ashford Hospitality Advisors LLC

By:	/s/ DAVID A. BROOKS
Name:	David A. Brooks
Title:	Chief Operating Officer

Ashford Inc.

By:	/s/ DAVID A. BROOKS
Name:	David A. Brooks
Title:	Chief Operating Officer

[Signature page to the Advisory Agreement]

Exhibit A
Peer Group Members

Chatham Lodging Trust (CLDT)
Chesapeake Lodging Trust (CHSP)
Diamondrock Hospitality Co. (DRH)
FelCor Lodging Trust Incorporated (FCH)
Hersha Hospitality Trust (HT)
Host Hotels & Resorts, Inc. (HST)
LaSalle Hotel Properties (LHO)
RLJ Lodging Trust (RLJ)
Summit Hotel Properties, Inc. (INN)
Sunstone Hotel Investors Inc. (SHO)

A-1